Exhibit 99.1

IMMEDIATE	Contact:	Jeff Cole
+1-419-887-3535
jeff.cole@dana.com

Dana Incorporated Board of Directors

Establishes Technology and Sustainability Committee

MAUMEE, Ohio, July 28, 2020 – Dana Incorporated announced today that its Board of Directors has established a standing Technology and Sustainability Committee focused on technological and environmental stewardship.

The new Technology and Sustainability Committee will be responsible for assisting the Board with oversight relating to innovation, new technologies, and sustainability and social responsibility.

“Dana is committed to delivering innovations that offer considerable value for our customers while also taking careful consideration for the impact those products and services will have on the environment and in our communities,” said James Kamsickas, Dana chairman and CEO. “Establishing this Committee provides our Board additional visibility into how we are leveraging the company’s resources to deliver on our technology roadmaps and social responsibility objectives.”

The Committee will be chaired by Diarmuid O’Connell, former vice president of business development and member of the executive team at Tesla from 2006 to 2017. He also served as chief of staff to the assistant secretary of state for political military affairs in the U.S. Department of State. He will be joined on the Committee by Bridget Karlin, global chief technology officer and vice president of IBM Global Technology Services, and Raymond E. Mabus, Jr., founding principal and CEO of The Mabus Group and former U.S. Secretary of the Navy.

Key areas of focus for the Committee will include:

•	The strategy, implementation, and effectiveness of Dana’s research and development initiatives;

•	Emerging trends in science, technology, and related regulations;

•	The company’s strategic approach to technical talent management; and

•	Sustainability and social responsibility activities.

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“Innovation and sustainability are critically important to the future of business in the mobility industry,” said Mr. O’Connell, chair of the Board’s Technology and Sustainability Committee. “The addition of this Committee is another demonstration of Dana’s focus on delivering innovation in a socially responsible manner as we achieve our vision to be the global leader in efficient power conveyance and energy-management solutions for the mobility industry.”

This Committee is in addition to the other three standing Committees of Dana’s Board of Directors: the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Dana’s Annual Report on Sustainability and Social Responsibility can be found at: https://www.dana.com/company/sustainability-and-social-responsibility/

About Dana Incorporated

Dana is a world leader in providing power-conveyance and energy-management solutions that are engineered to improve the efficiency, performance, and sustainability of light vehicles, commercial vehicles, and off-highway equipment. Enabling the propulsion of conventional, hybrid, and electric-powered vehicles, Dana equips its customers with critical drive and motion systems; electrodynamic technologies; and thermal, sealing, and digital solutions.

In 2019, the company reported sales of $8.6 billion with 36,000 associates in 34 countries across six continents. Based in Maumee, Ohio, USA, and founded in 1904, Dana has established a high-performance culture that focuses on its people, and the company has earned recognition around the world as a top employer. Learn more at dana.com.

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